EXHIBIT 99.1

AutoZone 4th Quarter Same Store Sales Increase 6.7%; EPS Increases 27.7% to $5.66; Jim Shea, EVP Merchandising, Marketing and Supply Chain Announces Retirement

MEMPHIS, Tenn., Sept. 21, 2010 (GLOBE NEWSWIRE) -- AutoZone, Inc. (NYSE:AZO) today reported net sales of $2.4 billion for its fourth quarter (16 weeks) ended August 28, 2010, an increase of 9.5% from the fourth quarter of fiscal 2009 (16 weeks). Domestic same store sales, or sales for stores open at least one year, increased 6.7% for the quarter.

Net income for the quarter increased $32.8 million, or 13.9%, over the same period last year to $268.9 million, while diluted earnings per share increased 27.7% to $5.66 per share from $4.43 per share in the year-ago quarter.

For the quarter, gross profit, as a percentage of sales, was 50.5% (versus 50.3% for last year's quarter).  The improvement in gross margin was primarily attributable to leveraging distribution costs due to higher sales and operating efficiencies (26 basis points).  Operating expenses, as a percentage of sales, were 31.2% (versus 31.6% last year).  The reduction in operating expenses, as a percentage of sales, reflected leverage of store operating expenses due to higher sales, partially offset by increased legal costs (18 basis points), higher pension expense (16 basis points), and our continued investment in our hub store initiative (14 basis points).

For the fiscal year ended August 28, 2010, sales were $7.4 billion, an increase of 8.0% from the prior year, while domestic same store sales were up 5.4%. Operating profit increased 12.2% on an operating margin of 17.9%. For fiscal 2010, net income increased 12.4% to $738 million, while diluted earnings per share for the period increased 27.6% to $14.97 from $11.73.

Under its share repurchase program, AutoZone repurchased 2.8 million shares of its common stock for $565 million during the fourth quarter, at an average price of $199 per share. For the fiscal year, the Company repurchased 6.4 million shares of its common stock for $1.1 billion, at an average price of $176 per share. At the fiscal year end, the Company had $185 million remaining under its current share repurchase authorization.

The Company's inventory increased 4.4% over the same period last year, driven by new store openings. Inventory per store was $498 thousand versus $500 thousand last year. Net inventory, defined as merchandise inventories less accounts payable, improved on a per store basis to a negative $28 thousand from a positive $20 thousand last year. The Company achieved a quarter ending accounts payable to inventory ratio of 106%, up from 96% last year.

"Our performance during the fourth quarter represents a strong conclusion to a very good year for AutoZone.  For the year, we set several new all-time records for our company: EBIT margin 17.9%, accounts payable to inventory ratio of 106%, operating cash flow in excess of $1 billion, and ROIC of 27.6%.  While the macro environment for our industry was certainly favorable, our team's commitment to our culture, constant refinements to our offerings, and high level of execution led to our second consecutive year of strong financial performance.  I would like to thank and congratulate our 60,000+ AutoZoners across North America for their impressive performance," said Bill Rhodes, Chairman, President and Chief Executive Officer.

Jim Shea, Executive Vice President, Merchandising, Marketing, and Supply Chain will be retiring at the end of October 2010. "I would like to thank Jim for his many contributions to our organization over the last six years. While we will certainly miss Jim and his contributions, he has developed strong leaders who are well prepared to lead this organization to continued success well into the future," said Rhodes.

During the quarter ended August 28, 2010, AutoZone opened 80 new stores and replaced one store in the U.S. and opened 26 new stores in Mexico. As of August 28, 2010, the Company had 4,389 stores in 48 states, the District of Columbia and Puerto Rico in the U.S. and 238 stores in Mexico.

AutoZone is the leading retailer and a leading distributor of automotive replacement parts and accessories in the United States. Each store carries an extensive product line for cars, sport utility vehicles, vans and light trucks, including new and remanufactured automotive hard parts, maintenance items, accessories, and non-automotive products. Many stores also have a commercial sales program that provides commercial credit and prompt delivery of parts and other products to local, regional and national repair garages, dealers, service stations, and public sector accounts. AutoZone also sells the ALLDATA brand diagnostic and repair software. On the web, AutoZone sells diagnostic and repair information, and auto and light truck parts through www.autozone.com, and as part of our commercial sales program, through www.autozonepro.com. AutoZone does not derive revenue from automotive repair or installation.

AutoZone will host a conference call this morning, Tuesday, September 21, 2010, beginning at 10:00 a.m. (EDT) to discuss its fourth quarter results. Investors may listen to the conference call live and review supporting slides on the AutoZone corporate website, www.autozoneinc.com by clicking "Investor Relations," "Conference Calls." The call will also be available by dialing (210) 839-8923. A replay of the call and slides will be available on AutoZone's website. In addition, a replay of the call will be available by dialing (203) 369-1211 through Tuesday, September 28, 2010 at 11:59 p.m. (EDT).

This release includes certain financial information not derived in accordance with generally accepted accounting principles ("GAAP"). These non-GAAP measures include return on invested capital, adjusted debt, and adjusted debt/EBITDAR. The Company believes that the presentation of these non-GAAP measures provides information that is useful to investors as it indicates more clearly the Company's comparative year-to-year operating results, but this information should not be considered a substitute for any measures derived in accordance with GAAP. Management targets the Company's capital structure in order to maintain its investment grade credit ratings and manages cash flows available for share repurchase by monitoring cash flows before share repurchases, as shown on the attached tables. The Company believes this is important information for the management of its debt levels and share repurchases. We have included a reconciliation of this additional information to the most comparable GAAP measures in the accompanying reconciliation tables.

Certain statements contained in this press release are forward-looking statements. Forward-looking statements typically use words such as "believe," "anticipate," "should," "intend," "plan," "will," "expect," "estimate," "project," "positioned," "strategy" and similar expressions. These are based on assumptions and assessments made by our management in light of experience and perception of historical trends, current conditions, expected future developments and other factors that we believe to be appropriate. These forward-looking statements are subject to a number of risks and uncertainties, including without limitation: credit market conditions; the impact of recessionary conditions; competition; product demand; the ability to hire and retain qualified employees; consumer debt levels; inflation; weather; raw material costs of our suppliers; energy prices; war and the prospect of war, including terrorist activity; construction delays; access to available and feasible financing; and changes in laws or regulations. Certain of these risks are discussed in more detail in the "Risk Factors" section contained in Item 1A under Part 1 of our Annual Report on Form 10-K for the year ended August 29, 2009, and these Risk Factors should be read carefully. Forward-looking statements are not guarantees of future performance and actual results; developments and business decisions may differ from those contemplated by such forward-looking statements, and events described above and in the "Risk Factors" could materially and adversely affect our business. Forward-looking statements speak only as of the date made. Except as required by applicable law, we undertake no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise. Actual results may materially differ from anticipated results.

AutoZone's 4th Quarter Highlights - Fiscal 2010

Condensed Consolidated Statements of Operations
4th Quarter
(in thousands, except per share data)
	GAAP Results
	16 Weeks Ended	16 Weeks Ended
	August 28, 2010	August 29, 2009

Net sales	$ 2,445,159	$ 2,232,494
Cost of sales	1,210,196	1,109,441
Gross profit	1,234,963	1,123,053
Operating, SG&A expenses	762,223	705,457
Operating profit (EBIT)	472,740	417,596
Interest expense, net	49,427	47,762
Income before taxes	423,313	369,834
Income taxes	154,380	133,708
Net income	$ 268,933	$ 236,126
Net income per share:
Basic	$ 5.77	$ 4.49
Diluted	$ 5.66	$ 4.43
Weighted average shares outstanding:
Basic	46,640	52,546
Diluted	47,543	53,323

Fiscal Year 2010
(in thousands, except per share data)	GAAP Results
	52 Weeks Ended	52 Weeks Ended
	August 28, 2010	August 29, 2009

Net sales	$ 7,362,618	$ 6,816,824
Cost of sales	3,650,874	3,400,375
Gross profit	3,711,744	3,416,449
Operating, SG&A expenses	2,392,330	2,240,387
Operating profit (EBIT)	1,319,414	1,176,062
Interest expense, net	158,909	142,316
Income before taxes	1,160,505	1,033,746
Income taxes	422,194	376,697
Net income	$ 738,311	$ 657,049
Net income per share:
Basic	$ 15.23	$ 11.89
Diluted	$ 14.97	$ 11.73
Weighted Average Shares outstanding:
Basic	48,488	55,282
Diluted	49,304	55,992

Selected Balance Sheet Information
(in thousands)
	August 28, 2010	August 29, 2009

Cash and cash equivalents	$ 98,280	$ 92,706
Merchandise inventories	2,304,579	2,207,497
Current assets	2,611,821	2,561,730
Property and equipment, net	2,519,946	2,354,357
Total assets	5,571,594	5,318,405
Accounts payable	2,433,050	2,118,746
Current liabilities*	3,063,960	2,706,752
Total debt*	2,908,486	2,726,900
Stockholders' equity (deficit)	(738,765)	(433,074)
Working capital	(452,139)	(145,022)

* Current liabilities and Total debt both include short-term borrowings of $26,186.

Adjusted Debt / EBITDAR (Trailing 4 Qtrs)
(in thousands, except adjusted debt to EBITDAR ratio)
	August 28, 2010	August 29, 2009
Net income	$ 738,311	$ 657,049
Add: Interest	158,909	142,316
Taxes	422,194	376,697
EBIT	1,319,414	1,176,062

Add: Depreciation	192,084	180,433
Rent expense	195,632	181,308
Option expense	19,120	19,135
EBITDAR	$ 1,726,250	$ 1,556,938

Debt	$ 2,908,486	$ 2,726,900
Capital lease obligations	88,280	54,764
Add: rent x 6	1,173,792	1,087,848
Adjusted debt	$ 4,170,558	$ 3,869,512

Adjusted debt to EBITDAR	2.4	2.5

Selected Cash Flow Information
(in thousands)
	16 Weeks Ended	16 Weeks Ended	52 Weeks Ended	52 Weeks Ended
	August 28, 2010	August 29, 2009	August 28, 2010	August 29, 2009

Depreciation	$ 62,165	$ 57,160	$ 192,084	$ 180,433

Capital spending	$ 135,334	$ 112,160	$ 315,400	$ 272,247

Cash flow before share repurchases:
Net increase / (decrease) in cash and cash equivalents	$ 2,518	$ (1,581)	$ 5,574	$ (149,755)
Subtract increase in debt	209,986	321,000	181,586	476,900
Add back share repurchases	565,386	587,396	1,123,655	1,300,002
Cash flow before share repurchases and changes in debt	$ 357,918	$ 264,815	$ 947,643	$ 673,347

Other Selected Financial Information
(in thousands, except ROIC)
	August 28, 2010	August 29, 2009

Cumulative share repurchases ($ since fiscal 1998)	$ 8,714,572	$ 7,590,917
Remaining share authorization ($)	$ 185,428	$ 309,083

Cumulative share repurchases (shares since fiscal 1998)	121,745	115,370
Shares outstanding, end of quarter	45,107	50,801

	Trailing 5 Points
	August 28, 2010	August 29, 2009
Net income	$ 738,311	$ 657,049
Adjustments:
Interest expense	158,909	142,316
Rent expense	195,632	181,308
Tax effect*	(128,983)	(117,929)
After-tax return	963,869	862,744

Average debt**	2,769,617	2,468,351
Average equity**	(507,885)	(75,162)
Add: Rent x 6	1,173,792	1,087,848
Average capital lease obligations**	62,220	58,901
Pre-tax invested capital	$ 3,497,744	$ 3,539,938

Return on Invested Capital (ROIC)	27.6%	24.4%

* Effective tax rate over trailing four quarters ended August 28, 2010 and August 29, 2009 is 36.4% and 36.4%, respectively. ** All averages are computed based on trailing 5 quarter balances.

AutoZone's 4th Quarter Fiscal 2010
Selected Operating Highlights

Store Count & Square Footage

	16 Weeks Ended	16 Weeks Ended	52 Weeks Ended	52 Weeks Ended
	August 28, 2010	August 29, 2009	August 28, 2010	August 29, 2009
Domestic stores:
Store count:
Stores opened	80	58	163	140
Stores closed	--	1	3	3
Replacement stores	1	3	3	9
Total domestic stores	4,389	4,229	4,389	4,229

Stores with commercial programs	2,424	2,303	2,424	2,303

Square footage (in thousands):	28,294	27,193	28,294	27,193

Mexico stores:
Stores opened	26	20	50	40
Total stores in Mexico	238	188	238	188

Total stores chainwide	4,627	4,417	4,627	4,417

Square footage (in thousands):	30,027	28,550	30,027	28,550
Square footage per store	6,490	6,464	6,490	6,464

Sales Statistics
($ in thousands, except sales per average square foot and percentages)

	16 Weeks Ended	16 Weeks Ended	52 Weeks Ended	52 Weeks Ended
Total Auto Parts (Domestic and Mexico)	August 28, 2010	August 29, 2009	August 28, 2010	August 29, 2009
Total auto parts sales	$ 2,397,465	$ 2,186,682	$ 7,213,753	$ 6,671,939
% Increase vs. LY	9.6%	1.0%	8.1%	4.5%
% Increase vs. LY (excl 53rd week)		7.1%		6.6%

Sales per average store	$ 524	$ 499	$ 1,595	$ 1,541
Sales per average square foot	$ 81	$ 77	$ 246	$ 239

Domestic Commercial
Total domestic commercial sales	$ 301,814	$ 251,052	$ 879,982	$ 773,047
% Increase vs. LY	20.2%	0.3%	13.8%	2.6%
% Increase vs. LY (excl 53rd week)		5.7%		4.3%

All Other (ALLDATA and E-Commerce)
All other sales	$ 47,693	$ 45,812	$ 148,865	$ 144,884
% Increase vs. LY	4.1%	(0.1%)	2.7%	4.2%
% Increase vs. LY (excl 53rd week)		6.1%		6.3%

	16 Weeks Ended	16 Weeks Ended	52 Weeks Ended	52 Weeks Ended
	August 28, 2010	August 29, 2009	August 28, 2010	August 29, 2009
Domestic same store sales	6.7%	5.4%	5.4%	4.4%

Inventory Statistics (Total Stores)
	as of	as of
	August 28, 2010	August 29, 2009
Accounts payable/inventory	105.6%	96.0%

($ in thousands)
Inventory	$ 2,304,579	$ 2,207,497
Inventory per store	$ 498	$ 500
Net inventory (net of payables)	$ (128,471)	$ 88,751
Net inventory / per store	$ (28)	$ 20

	Trailing 5 Points
	August 28, 2010	August 29, 2009
Inventory turns	1.6 x	1.5 x
CONTACT:  AutoZone, Inc.
          Financial:
          Brian Campbell
            (901) 495-7005
            brian.campbell@autozone.com
          Media:
          Ray Pohlman
            (866) 966-3017
            ray.pohlman@autozone.com